Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 29-I dated August 31, 2012	Term Sheet to Product Supplement No. 29-I Registration Statement No. 333-177923 Dated August 28, 2013; Rule 433

$
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company due August 31, 2015

General

—

The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each Reference Stock is greater than or equal to 75% of its Initial Stock Price, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

—

Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—

If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, the notes will be automatically called. The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is November 25, 2013.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing August 31, 2015†
—

The payment at maturity is not linked to a basket composed of the Reference Stocks and does not provide any asset diversification benefits. Instead, the payment at maturity is based on the worst performing of the Reference Stocks, as described below.

—	Minimum denominations of $1,000 and integral multiples thereof
—	The notes are expected to price on or about August 28, 2013 and are expected to settle on or about August 30, 2013.

Key Terms

Reference Stocks:	As specified under “Key Terms Relating to the Reference Stocks” on page TS-1 of this term sheet.
Contingent Interest Payments:

If the notes have not been previously called and the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $43.75* (equivalent to an interest rate of at least 17.50%* per annum, payable at a rate of at least 4.375%* per quarter).

If the closing price of one share of any Reference Stock is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	With respect to each Reference Stock, 75% of its Initial Stock Price, as specified under “Key Terms Relating to the Reference Stocks” on page TS-1 of this term sheet (subject to adjustments)
Interest Rate:

At least 17.50%* per annum, payable at a rate of at least 4.375%* per quarter, if applicable

*The actual Interest Rate will be provided in the pricing supplement and will not be less than 17.50% per annum.

Automatic Call:	If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:

If the notes have not been previously called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been previously called and a Trigger Event has occurred, at maturity you will receive the number of shares of the Least Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount of the Least Performing Reference Stock or the Cash Value will most likely be less than the principal amount of your notes, and may be zero.

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 25% of your principal amount and could lose all of your principal amount at maturity.

Trigger Event:	A Trigger Event occurs if the Final Stock Price of any Reference Stock is less than its Trigger Level.
Review Dates†:	November 25, 2013, February 25, 2014, May 27, 2014, August 26, 2014, November 24, 2014, February 24, 2015, May 26, 2015 and August 26, 2015 (the “final Review Date”)
Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Interest Payment Dates will be November 29, 2013, February 28, 2014, May 30, 2014, August 29, 2014, November 28, 2014, February 27, 2015, May 29, 2015 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	August 31, 2015
CUSIP:	48126NQF7
Other Key Terms:	See “Additional Key Terms” in this term sheet
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $953.60 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $943.60 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 28, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 29-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 29-I dated August 31, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the pricing date, as specified under “Key Terms Relating to the Reference Stocks” below, divided by the applicable Stock Adjustment Factor

Physical Delivery Amount:	With respect to each Reference Stock, the number of shares of that Reference Stock per $1,000 principal amount note, equal to $1,000 divided by the Initial Stock Price of that Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” below (subject to adjustments)

Cash Value:	The amount in cash equal to the product of (a) $1,000 divided by the Initial Stock Price of the Least Performing Reference Stock and (b) the Final Stock Price of the Least Performing Reference Stock, subject to adjustments

Stock Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price

Stock Adjustment Factor	For each Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I for further information.

Final Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date

Least Performing Reference Stock:	The Reference Stock with the Least Performing Stock Return

Least Performing Stock Return:	The lowest of the Stock Returns of the Reference Stocks

Key Terms Relating to the Reference Stocks

The Reference Stocks and the Bloomberg ticker symbol, the Initial Stock Price, the Interest Barrier, the Trigger Level and the Physical Delivery Amount of each Reference Stock are set forth below:

Reference Stock	Ticker Symbol	Initial Stock Price*	Interest Barrier*/Trigger Level*	Physical Delivery Amount*,**
Common stock of Intel Corporation, par value $0.001 per share	INTC
Common stock of Cisco Systems, Inc., par value $0.001 per share	CSCO
Common stock of Bristol-Myers Squibb Company, par value $0.10 per share	BMY

*	To be provided in the pricing supplement, subject to adjustments
**	Fractional shares will be paid in cash.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-1

Selected Purchase Considerations

—

QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of at least $43.75* per $1,000 principal amount note (equivalent to an interest rate of at least 17.50%* per annum, payable at a rate of at least 4.375%* per quarter). If the notes have not been automatically called and the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the closing price of one share of any Reference Stock on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*The actual Interest Rate will be provided in the pricing supplement and will not be less than 17.50% per annum.

—

POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

—

THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 25% of your principal amount and could lose up to the entire principal amount of your notes.

—

EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Least Performing Reference Stock, which will be one of the three Reference Stocks. See “Key Terms Relating to the Reference Stocks” and “The Reference Stocks” in this term sheet for more information.

—

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — tax considerations

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

Non-U.S. Holders should also note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required.

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-2

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any or all of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012.

—

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Initial Stock Price. Accordingly, under these circumstances, you will lose more than 25% of your principal amount and could lose up to the entire principal amount of your notes.

—

THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Reference Stock. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of any Reference Stock on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of any Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

—

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or the credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

—

THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF ANY REFERENCE STOCK— The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of any Reference Stock, which may be significant. You will not participate in any appreciation in the performance of the price of any Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any of the Reference Stocks during the term of the notes.

—

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold any of the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

—

YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to each of the Reference Stocks. Poor performance by any of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock. Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Reference Stock.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-3

—

THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Share Price of any Reference Stock is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Least Performing Reference Stock. Because the Final Stock Price of each Reference Stock will be determined based on the closing price on a single day near the end of the term of the notes, the price of any Reference Stock at the maturity date or at other times during the term of the notes could be greater than or equal to its Trigger Level. This difference could be particularly large if there is a significant decrease in the price of a Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of a Reference Stock during the term of the notes, especially on dates near the final Review Date.

—

YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — If the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity. This will be true even if the Final Stock Price of another Reference Stock is greater than or equal to its Initial Stock Price. The Reference Stocks’ respective performance may not be correlated and, as a result, if the notes have not been automatically called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.

—

THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.

—

REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.

—

JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

—

JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

—

JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

—

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-4

—

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

—

SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of each Reference Stock, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the closing price of one share of each Reference Stock;
—	the time to maturity of the notes;
—	whether the closing price of one share of any Reference Stock has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;
—	the dividend rates on the Reference Stocks;
—	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
—	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to its Stock Adjustment Factor, including a merger or acquisition; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

—

NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.

—

NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

—

SINGLE STOCK RISK — The price of any Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

—

RISK OF THE CLOSING PRICE OF ANY REFERENCE STOCK FALLING BELOW ITS INTEREST BARRIER OR TRIGGER LEVEL IS GREATER IF THE CLOSING PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE — The likelihood of the closing price of one share of any Reference Stock falling below its Interest Barrier or Trigger Level will depend in large part on the volatility of the closing price of one share of that Reference Stock — the frequency and magnitude of changes in the closing price of one share of that Reference Stock.

—

VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the pricing date that the closing price of one share of that Reference Stock could be less than its Interest Barrier on a Review Date or that a Trigger Event could occurred. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of one share of a Reference Stock could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-5

—

THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting each Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

—

THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Interest Rate.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-6

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Reference Stock?

If the notes have not been previously called and the closing price of one share of the Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $43.75 (equivalent to an interest rate of at least 17.50% per annum, payable at a rate of at least 4.375% per quarter). The actual Interest Rate will be provided in the pricing supplement and will not be less than 17.50% per annum. If the closing price of one share of the Reference Stock on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of the Reference Stock is less than its Interest Barrier as a “No-Coupon Date.” The following table assumes an Interest Rate of 17.50% per annum and illustrates the hypothetical total Contingent Interest Payments over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$350.00
1 No-Coupon Date	$306.25
2 No-Coupon Dates	$262.50
3 No-Coupon Dates	$218.75
4 No-Coupon Dates	$175.00
5 No-Coupon Dates	$131.25
6 No-Coupon Dates	$87.50
7 No-Coupon Dates	$43.75
8 No-Coupon Dates	$0.00

The following table illustrates payments on the notes, assuming a range of performances for the Least Performing Reference Stock on a given Review Date. Each hypothetical payment set forth below assumes that the Least Performing Reference Stock is the common stock of Intel Corporation and that the closing price of one share of each of the other Reference Stocks on each Review Date is greater than or equal to its Initial Stock Price (and therefore its Interest Barrier/Trigger Level). We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of one share of any Reference Stock will be on any Review Date. In addition, the following table and examples assume an Initial Stock Price for the Least Performing Reference Stock of $22, an Interest Barrier and a Trigger Level for the Least Performing Reference Stock of $16.50 (equal to 75% of the hypothetical Initial Stock Price) and an Interest Rate of 17.50% per annum (payable at a rate of 4.375% per quarter). The actual Interest Rate will be provided in the pricing supplement and will not be less than 17.50% per annum. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-7

Closing Price of Least Performing Reference Stock	Review Dates Prior to the Final Review Date		Final Review Date
	Least Performing Reference Stock Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Least Performing Stock Return	Payment at Maturity if a Trigger Event Has Not Occurred (2)(3)	A Trigger Event Has Occurred (3)
					Payment at Maturity (2)(4)	Total Value of Payment Received at Maturity (2)(4)
$39.6000	80.00%	$1,043.75	80.00%	$1,043.75	N/A	N/A
$37.4000	70.00%	$1,043.75	70.00%	$1,043.75	N/A	N/A
$35.2000	60.00%	$1,043.75	60.00%	$1,043.75	N/A	N/A
$33.0000	50.00%	$1,043.75	50.00%	$1,043.75	N/A	N/A
$30.8000	40.00%	$1,043.75	40.00%	$1,043.75	N/A	N/A
$29.7000	35.00%	$1,043.75	35.00%	$1,043.75	N/A	N/A
$28.6000	30.00%	$1,043.75	30.00%	$1,043.75	N/A	N/A
$26.4000	20.00%	$1,043.75	20.00%	$1,043.75	N/A	N/A
$25.3000	15.00%	$1,043.75	15.00%	$1,043.75	N/A	N/A
$24.2000	10.00%	$1,043.75	10.00%	$1,043.75	N/A	N/A
$23.1000	5.00%	$1,043.75	5.00%	$1,043.75	N/A	N/A
$22.0000	0.00%	$1,043.75	0.00%	$1,043.75	N/A	N/A
$20.9000	-5.00%	$43.75	-5.00%	$1,043.75	N/A	N/A
$19.8000	-10.00%	$43.75	-10.00%	$1,043.75	N/A	N/A
$17.6000	-20.00%	$43.75	-20.00%	$1,043.75	N/A	N/A
$16.5000	-25.00%	$43.75	-25.00%	$1,043.75	N/A	N/A
$16.4978	-25.01%	$0.000	-25.01%	N/A	45 shares of the Least Performing Reference Stock or the Cash Value	$749.90
$15.4000	-30.00%	$0.000	-30.00%	N/A		$700.00
$13.2000	-40.00%	$0.000	-40.00%	N/A		$600.00
$11.0000	-50.00%	$0.000	-50.00%	N/A		$500.00
$8.8000	-60.00%	$0.000	-60.00%	N/A		$400.00
$6.6000	-70.00%	$0.000	-70.00%	N/A		$300.00
$4.4000	-80.00%	$0.000	-80.00%	N/A		$200.00
$2.2000	-90.00%	$0.000	-90.00%	N/A		$100.00
$-	-100.00%	$0.000	-100.00%	N/A		$0.00

(1)	The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price.

(2)	You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier.

(3)	A Trigger Event occurs if the Final Stock Price of any Reference Stock is less than its Trigger Level.

(4)	If you receive the Physical Delivery Amount of the Least Performing Reference Stock, (a) any fractional shares are not included in number of shares of Least Performing Reference Stock payable at maturity in the table above and (b) the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how a payment set forth in the table above is calculated.

Example 1: The closing price of one share of the Least Performing Reference Stock increases from the Initial Stock Price of $22 to a closing price of $24.20 on the first Review Date. Because the closing price of one share of each Reference Stock on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing price of one share of each Reference Stock on the first Review Date is greater than its Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,043.75 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $43.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-8

Example 2: The closing price of one share of the Least Performing Reference Stock decreases from the Initial Stock Price of $22 to a closing price of $13.20 on the first Review Date, $17.60 on the second Review Date and $19.80 on the third Review Date and increases from the Initial Stock Price of $22 to a Final Stock Price of $24.20 on the fourth Review Date. Because the closing price of one share of one Reference Stock on the first Review Date is less than its Interest Barrier, no Contingent Interest Payment is made in connection with the first Review Date; however, the closing price of one share of each Reference Stock on each of the second, third and fourth Review Dates is greater than or equal to its Interest Barrier, so the investor is entitled to receive a Contingent Interest Payment in connection with each of the second, third and fourth Review Dates. In addition, because the closing price of one share of each Reference Stock on the fourth Review Date is greater than its Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $43.75 per $1,000 principal amount note in connection with each of the second and third Review Dates and a payment of $1,043.75 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $43.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note, in connection with the fourth Review Date. Accordingly, the total amount paid on the notes over the term of the notes is $1,131.25 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Reference Stock increases from the Initial Stock Price of $22 to a Final Stock Price of $28.60 — a Trigger Event has not occurred. The investor receives a payment of $43.75 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price of each Reference Stock is greater than its Trigger Level and its Interest Barrier, the investor receives at maturity a payment of $1,043.75 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $43.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,350 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with four of the Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Reference Stock decreases from the Initial Stock Price of $22 to a Final Stock Price of $17.60 — a Trigger Event has not occurred. The investor receives four payments of $43.75 per $1,000 principal amount note in connection with four of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price of one share of each Reference Stock is greater than or equal to its Trigger Level and its Interest Barrier, even though the Final Stock Price of the Least Performing Reference Stock is less than its Initial Stock Price, the investor receives at maturity a payment of $1,043.75 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $43.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,218.75 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Reference Stock decreases from the Initial Stock Price of $22 to a Final Stock Price of $11 — a Trigger Event has occurred. The investor receives a payment of $43.75 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price of the Least Performing Reference Stock is less than its Trigger Price and its Interest Barrier, a Trigger Event has occurred and the investor receives the Physical Delivery Amount of the Least Performing Reference Stock (or, at our election, the Cash Value) at maturity. Because the Final Stock Price of the Least Performing Reference Stock is $11, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $500. Accordingly, the total value of the payments on the notes over the term of the notes, whether in cash or shares of the Reference Stock, is $806.25 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Reference Stock decreases from the Initial Stock Price of $22 to a Final Stock Price of $6.60 — a Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Stock Price of the Least Performing Reference Stock is less than its Trigger Price and its Interest Barrier, a Trigger Event has occurred and the investor receives no payments over the term of the notes, other than the Physical Delivery Amount of the Least Performing Reference Stock (or, at our election, the Cash Value) at maturity. Because the Final Stock Price of the Reference Stock is $6.60, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $300.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-9

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Underlyings — Reference Stocks” on page PS-40 of the accompanying product supplement no. 29-I for more information.

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel designs and manufactures advanced integrated digital technology platforms. The common stock of Intel, par value $0.001 per share (Bloomberg ticker: INTC), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Intel in the accompanying product supplement no. 29-I. Intel’s SEC file number is 000-06217.

Historical Information Regarding Intel

The following graph sets forth the historical performance of the common stock of Intel based on the weekly closing prices of one share of the common stock of Intel from January 4, 2008 through August 23, 2013. The closing price of one share of the common stock of Intel on August 27, 2013 was $22.17. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Intel has experienced significant fluctuations. The historical performance of the common stock of Intel should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Intel on the pricing date or any Review Date. We cannot give you assurance that the performance of the common stock of Intel will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the common stock of Intel will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Intel.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-10

Cisco Systems, Inc. (“Cisco”)

According to its publicly available filings with the SEC, Cisco designs, manufactures, and sells Internet Protocol based networking and other products related to the communications and information technology industry and provides services associated with these products and their uses. The common stock of Cisco, par value $0.001 per share (Bloomberg ticker: CSCO), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Cisco in the accompanying product supplement no. 29-I. Cisco’s SEC file number is 000-18225.

Historical Information Regarding Cisco

The following graph sets forth the historical performance of the common stock of Cisco based on the weekly closing prices of one share of the common stock of Cisco from January 4, 2008 through August 23, 2013. The closing price of one share of the common stock of Cisco on August 27, 2013 was $23.47. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the common stock of Cisco has experienced significant fluctuations. The historical performance of the common stock of Cisco should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Cisco on the pricing date or any Review Date. We cannot give you assurance that the performance of the common stock of Cisco will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the common stock of Cisco will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Cisco.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-11

Bristol-Myers Squibb Company (“Bristol-Myers Squibb”)

According to its publicly available filings with the SEC, Bristol-Myers Squibb is engaged in discovering, development, licensing, manufacturing, marketing, distribution, and the sale of biopharmaceutical products on a global basis. The common stock of Bristol-Myers Squibb, par value $0.10 per share (Bloomberg ticker: BMY), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bristol-Myers Squibb in the accompanying product supplement no. 29-I. Bristol-Myers Squibb’s SEC file number is 001-01136.

Historical Information Regarding Bristol-Myers Squibb

The following graph sets forth the historical performance of the common stock of Bristol-Myers Squibb based on the weekly closing prices of one share of the common stock of Bristol-Myers Squibb from January 4, 2008 through August 23, 2013. The closing price of one share of the common stock of Bristol-Myers Squibb on August 27, 2013 was $41.67. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Bristol-Myers Squibb has experienced significant fluctuations. The historical performance of the common stock of Bristol-Myers Squibb should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Bristol-Myers Squibb on the pricing date or any Review Date. We cannot give you assurance that the performance of the common stock of Bristol-Myers Squibb will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the common stock of Bristol-Myers Squibb will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Bristol-Myers Squibb.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-12

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Reference Stock?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 29-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Common Stock of Cisco Systems, Inc. and the Common Stock of Bristol-Myers Squibb Company

TS-13